Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made effective as of October 2, 2004 (the “Effective Date”), between CURATIVE HEALTH SERVICES, INC., a Minnesota corporation (the “Company”), and JOSEPH L. FESHBACH (“Executive”), an individual resident of the State of California.

WHEREAS, the Executive has served as an officer and director of the Company;

WHEREAS, the Company and Executive have agreed to change certain aspects of Executive’s relationship with the Company;

WHEREAS, Executive will continue as an employee but will transition from his role as Chief Executive Officer to a role as Special Advisor;

WHEREAS, the parties entered into an Employment Agreement dated July 24, 2002 (the “Employment Agreement”), which was amended in part by the Acknowledgment of Assignment of Employment Agreement dated June 3, 2003 (“Assignment I”) and the Amendment to and Second Acknowledgment of Assignment of Employment Agreement dated August 19, 2003 (“Assignment II”);

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.             Employment

1.1           Role as Special Advisor. Commencing on the date that Paul McConnell replaces Executive as Chief Executive Officer (the “Transition Date”), which will occur on November 15, 2004, Executive shall continue employment as Special Advisor to the Company, reporting directly to the Board of Directors during the Special Advisor Term (as defined in Section 2, below).  Executive will expend the effort necessary and appropriate to perform such duties as may be reasonably requested of him as Special Advisor, including but not limited to, advising the Company, its subsidiaries and affiliates on long-term strategy and capital formation, proactively seeking out potential transactions for detailed review at the discretion of management, advising management, as requested, upon a number of topics including, but not limited to, investor relations, public relations and legislative affairs, evaluating, negotiating, and executing mergers and acquisitions, transitioning his duties as Chief Executive Officer and such other duties as the Board may assign.  The Board shall conduct an annual review of Executive’s performance as Special Advisor beginning on the first anniversary of the Transition Date.  In the event that Executive wishes to alter his role and/or lessen his commitment at any time during the Special Advisor Term, the Board agrees to consider such proposal with a corresponding modification in his then current base salary.

1.2           Location. The Company has set up an office in the San Francisco Bay area.  The Company shall pay the rent for such office through February 28, 2005 and Executive shall be able to utilize such office during such time.

1.3           Resignation and Board of Directors During Special Advisor Term.  While Special Advisor, Executive agrees to accept election and to serve as a director and Chairman of the Board of Directors of the Company, without any compensation therefor other than that specified herein, subject to shareholder approval and Board appointment or approval.  Executive will perform such duties that are customary for such a position, including calling and running meetings of the Board of Directors.  Effective on the Transition Date, Executive shall resign from his position as Chief Executive Officer of the Company and from all other positions as an officer or director of any of the Company’s subsidiaries or affiliates.  Upon the termination of this Agreement or Executive’s employment hereunder for any reason, Executive shall resign from any and all other positions as an officer or director of any of the Company’s subsidiaries or affiliates, if applicable.  On the date on which he signs this Agreement, Executive agrees to submit his resignation letter with respect to his role as Chief Executive Officer in the form attached as Exhibit A.

2.             Employment Term.  The term of Executive’s employment as Special Advisor shall be deemed to commence on the Transition Date and shall end on October 1, 2007 (the “Special Advisor Term”), or earlier in accordance with the provisions of Section 4.

2.1           General Release.  In consideration for entering into this Agreement, no earlier than the Transition Date and no later than the twenty-first day after receipt, Executive agrees to execute and deliver to the Company a general release in form and substance reasonably satisfactory to the Company releasing the Company, its subsidiaries and affiliates, and their officers, directors, employees and agents from all liabilities, claims and obligations of any nature whatsoever, including but not limited to any and all obligations under the Employment Agreement, excepting only the Company’s prospective obligations under this Agreement, under any Stock Option Award Agreements, any Restricted Stock Agreement and under any other employee benefit plans or programs in which Executive participates under Section 3.2, if applicable, subject to all terms and conditions of such plans or programs and this Agreement.  The General Release is attached as Exhibit B.

3.             Compensation and Benefits

3.1           Cash Compensation.

(a)                                  Base Salary. Beginning on October 2, 2004 and continuing through October 1, 2005, the Company will pay Executive an annual base salary of $1.00 payable on October 2, 2004.  For the period October 2, 2005 through October 1, 2006, and for the period October 2, 2006 through October 1, 2007, Executive shall be paid an annualized salary of at least $50,000, payable in equal monthly installments of at least $4,166.50 on regular Company payroll dates; however, no later than October 1, 2005 and October 1, 2006, if applicable, Executive and the Compensation Committee of the Board shall review Executive’s responsibilities and mutually agree on the appropriate amount of monthly compensation for Executive’s role as Special Advisor for the subsequent twelve month period.  Except as set forth in this Section 3.1(a) and in Sections 4.5(a) and (c), Executive is not eligible for any cash compensation under this Agreement.

(b)                                 Base Compensation Stock Grant:  In lieu of any severance payments to which Executive may otherwise be entitled under his Employment Agreement, and as consideration for his serving as Special Advisor, reducing his salary from the Effective Date until the Transition Date and waiving his eligibility for a cash bonus for performance in calendar year 2004, the Company agrees to grant Executive 100,000 restricted shares of the Company’s common stock, which shall vest in twelve equal monthly installments over a twelve-month period with the first installment to vest on the date of grant and thereafter on the first day of each month commencing with December 2004 and ending on October 1, 2005 (the “Base Compensation Stock Grant”), provided, however, that during the Special Advisor Term all shares under the Base Compensation Stock Grant will vest immediately in the event of a Change in Control or a Termination Without Cause by the Company. The parties agree that for all purposes hereunder the value of the shares covered by the Base Compensation Stock Grant shall be determined based on the closing price of the Common Stock as reported on the Nasdaq National Market on November 9, 2004. The specific terms and conditions of the Base Compensation Stock Grant shall be set forth in a Restricted Stock Award Agreement which is attached as Exhibit C to this Agreement.

(c)                                  Annual Stock Grant Eligibility:  Beginning with the annual stockholders meeting during the second calendar quarter of 2006, Executive will be eligible to receive, if still employed on the date of the meeting, the same number of stock options (on substantially the same terms and conditions to the extent feasible under the provisions of the related Company stock option plan) as are granted to non-employee directors re-elected to the board at the 2006 meeting.  Executive is not eligible for any additional stock grants or restricted stock awards through October 1, 2007.

(d)                                 Vacation Payment:  On the Transition Date, the Company shall pay Executive an amount equal to his accrued but unused vacation at the rate of pay earned by Executive as of September 30, 2004.

3.2           Participation in Benefit Plans.  Executive shall be entitled to participate in all employee benefit plans or programs of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate.  The Company does not guarantee the continuance of any particular employee benefit plan or program during the Special Advisor Term and Executive’s participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto.  During the Special Advisor Term, Executive agrees that he will not be entitled to accrue any personal time and/or vacation days.  In the event that Executive is not eligible to participate in any medical or dental plan of the Company during the Special Advisor Term, and Executive elects COBRA coverage, the Company shall reimburse Executive for COBRA premiums for the shorter of (1) six (6) months or (2) until he becomes eligible for medical and dental benefits through another employer.

3.3           Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, including the cost of first class air travel. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of his duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by the Board.

3.4           Automobile Expenses. During the Executive’s employment hereunder, Executive shall be entitled to the use of an automobile leased in the name of the Company through September 30, 2005. The automobile shall be selected by Executive subject to the reasonable approval of the Company. Executive shall be repaid by the Company for all automobile expenses, including automobile insurance reasonably acceptable to Executive and the Company, incurred by Executive in the performance of his duties under this Agreement.

3.5           Legal Expenses. The Company agrees to reimburse Executive in an amount not to exceed $15,000 for attorneys’ fees incurred by Executive in negotiating and preparing this Agreement.

3.6           Secretary.  The Company shall continue to employ a secretary exclusively devoted to working for Executive at the office identified in Section 1.2 above on at least substantially the same compensation and benefit terms as of the Effective Date through February 28, 2005.  In the event that such secretary should leave employment prior to February 28, 2005, the Company shall not be required to hire a new secretary.

4.             Termination of Employment

4.1           Definitions.

(a)                                  “Cause” shall mean any of the following:

(i)                                     the Executive’s willful act of fraud, embezzlement, dishonesty or other misconduct that materially damages the Company, its subsidiaries and affiliates;

(ii)                                  any intentional act or omission by Executive, other than that made in good faith, that is detrimental in any material respect to the interests of the Company, its subsidiaries and affiliates;

(iii)                               the commission by Executive of a felony; or

(iv)                              the material breach by Executive of his agreements or obligations under this Agreement.

No termination for Cause pursuant to the preceding clause (iv) shall occur unless the Company has provided Executive with written notice of the existence of such Cause, and Executive is given at least fifteen (15) days to cure, except that no such notice shall be required if the act or omission constituting Cause is not susceptible of cure.  Executive represents and warrants that to the best of his knowledge he has not engaged in any activities during his employment which would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law, or any conduct contrary to company policy nor has he engaged in any conduct which would constitute “Cause” under this Agreement.  The Company is not aware of any events which would constitute “Cause” up through the Effective Date.

(b)                                 A “Change of Control” shall mean any of the following:

(i)                                     a sale of all or substantially all of the assets of the Company;

(ii)                                  the acquisition of more than fifty percent (50%) of the Common Stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons, except a Permitted Shareholder (as hereinafter defined), acting in concert. A “Permitted Shareholder” means a holder, as of the Effective Date, of Common Stock;

(iii)                               a reorganization of the Company wherein the holders of Common Stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is an fifty percent (50%) or greater change in the ownership of the Common Stock of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

(iv)                              in the event that the Common Stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding Common Stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock;

(v)                                 a majority of the Board of Directors is not comprised of Continuing Directors. A “Continuing Director” means a director recommended by the Board of Directors of the Company for election as a director of the Company by the stockholders; or

(vi)                              the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of the Company to constitute a change of effective ownership or control of the Company.

Executive agrees that no Change In Control has occurred as of the Effective Date.

(c)                                  “Date of Termination” shall mean the date specified in the Notice of Termination (as hereinafter defined) (except in the case of Executive’s death, in which case the

Date of Termination shall be the date of death); provided, however, that if Executive’s employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive and if Executive’s employment is terminated by Executive, the date specified in the Notice of Termination shall not be more than thirty (30) days from the date the Notice of Termination is given to the Company.

(d)                                 “Notice of Termination” shall mean a written notice either from the Company to Executive, or Executive to the Company, that indicates Section 2 or the specific provision of Section 4 of this Agreement relied upon as the reason for such termination, the Date of Termination, and, in reasonable detail, the facts and circumstances claimed to provide a basis for termination pursuant to Section 2 or this Section 4 of this Agreement, as applicable.

4.2           Termination Upon Death or Disability. This Agreement, and Executive’s employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of Executive. In addition, if at any time during the Special Advisor Term Executive has become so physically or mentally disabled as to be incapable of satisfactorily performing his duties and services hereunder with or without a reasonable accommodation, for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating six (6) months during any twelve (12) month period, the Company may at any time after the last day of the sixth consecutive month of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six (6) months, by written notice to Executive (but before Executive has recovered from such disability), terminate this Agreement and Executive’s employment hereunder.  The determination of whether or not Executive is disabled shall be made by an independent physician selected by mutual consent of the Board of Directors and Executive or, if appropriate, Executive’s representative.

4.3           Company’s and Executive’s Right to Terminate—Prior to Change of Control.  Prior to a Change of Control, this Agreement and Executive’s employment hereunder may be terminated at any time (i) by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and (ii) by Executive, upon thirty (30) days prior written notice to the Company.  Any termination of Executive’s employment by the Company without Cause prior to a Change of Control that occurs (i) at the request or insistence of any person (other than the Company) relating to such Change of Control or (ii) in anticipation of a Change of Control shall be deemed to have occurred after the Change of Control for the purposes of this Agreement. For purposes of this Agreement, it will be presumed that any termination of Executive’s employment by the Company without Cause ninety (90) days prior to a Change of Control, is a termination that occurred pursuant to (i) or (ii) above.

4.4           Company’s and Executive’s Right to Terminate—Following a Change of Control. Following a Change of Control, this Agreement and Executive’s employment hereunder may be terminated at any time (i) by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and (ii) by Executive upon thirty (30) days prior written notice to the Company. Executive’s right to terminate his employment pursuant to this Section 4.4 shall not be affected by incapacity due to physical or mental illness.

4.5           Compensation Upon Termination or Change In Control During the Special Advisor Term.

(a)                                  Termination During The Special Advisor Term By The Company Without Cause.  If this Agreement is terminated by the Company without Cause, Executive shall be entitled to receive his then current base salary through the Date of Termination and, provided that he delivers to the Company a general release on the terms outlined in 4.5(e), Executive shall continue to be paid his then current base salary for the period beginning on the day after the Date of Termination and continuing through October 1, 2007.  In addition, as set forth in Section 3.1(b), in the event that the Company terminates Executive’s employment pursuant to this Section 4.5(a), any unvested stock option awards or restricted stock grants theretofore awarded to Executive shall vest and/or become immediately exercisable in full.

(b)                                 Termination During The Special Advisor Term By The Company With Cause or by Executive.  If this Agreement is terminated during the Special Advisor Term by the Company for Cause or by Executive for any reason, Executive shall not be entitled to any payments following the Date of Termination, other than his then current base salary earned through the Date of Termination.

(c)                                  Termination Upon Expiration of Special Advisor Term.  If this Agreement is not terminated prior to September 1, 2007, Executive shall not be required to perform any services following that date; however, the Company shall pay his then current base salary for the period September 2, 2007 – October 1, 2007 provided that he delivers to the Company a general release on the terms outlined in 4.5(d).

(d)                                 Change in Control During The Special Advisor Term.  In the event of a Change in Control during the Special Advisor Term, to the extent not otherwise required under the Company’s Stock Option Plan or any award agreement with Executive, any unvested stock option awards or restricted stock grants theretofore awarded to Executive shall vest and/or become immediately exercisable in full.

(e)                                  Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to Sections 4.5(a) and (c), Executive shall execute and deliver to the Company a general release in form and substance reasonably satisfactory to the Company releasing the Company, its subsidiaries and affiliates, and their officers, directors, employees and agents from all liabilities, claims and obligations of any nature whatsoever, excepting only the Company’s prospective obligations under this Agreement, under any Stock Option Award Agreements, any Restricted Stock Agreement and under any other employee benefit plans or programs in which Executive participates under

Section 3.2, if applicable, subject to all terms and conditions of such plans or programs and this Agreement.  The General Release is attached as Exhibit B.

5.             Employment Covenants

5.1                                 Trade Secrets and Confidential Information. Executive agrees that he shall, during the course of his employment and thereafter, hold inviolate and keep secret all documents, materials, knowledge or other confidential business or technical information of any nature whatsoever disclosed to or developed by him or to which he had access as a result of his employment (hereinafter referred to as “Confidential Information”). Such Confidential Information shall include technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, customer lists, records or financial information, manuals or Company strategy concerning its business, strategy or policies. Executive agrees that all Confidential Information shall remain the sole and absolute property of the Company. During the course of his employment, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of conducting business on behalf of the Company. Following the termination of his employment (for whatever reason), Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity. Upon termination of his employment with the Company, Executive will leave with or deliver to the Company all records and any compositions, articles, devices, equipment and other items which disclose or embody Confidential Information including all copies or specimens thereof, whether prepared by him or by others. The foregoing restrictions on disclosure of Confidential Information shall apply so long as the information has not properly come into the public domain through no action of Executive.

5.2                                 Transfer of Inventions. Executive, for himself and his heirs and representatives, will promptly communicate and disclose to the Company, and upon request will, without additional compensation, execute all papers reasonably necessary to assign to the Company or the Company’s nominees, free of encumbrance or restrictions, all inventions, discoveries, improvements, whether patentable or not, conceived or originated by Executive solely or jointly with others, at the Company’s expense or at the Company’s facilities, or at the Company’s request, or in the course of his employment, or based on knowledge or information obtained during his employment. All such assignments shall include the patent rights in this and all foreign countries. Notwithstanding the foregoing, this Section 5.2 shall not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company, its subsidiaries or affiliates was used and which was developed entirely on Executive’s own time and (a) that does not relate (1) directly to the business of the Company, its subsidiaries or affiliates or

(2) to the Company’s, or a subsidiary or affiliate of the Company’s, actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by Executive for the Company, its subsidiaries or affiliates.

5.3                                 Exclusivity of Employment. Subject to Sections 1.1 and 5.4, during his employment, Executive may own, as a passive investor, securities of any corporation.  Executive shall be entitled to devote working time to manage and operate a business unaffiliated with the Company and that does not compete with the Company, provided that he performs the duties reasonably assigned to him by the Company from time to time as set forth above in Section 1.1.

5.4                                 Restrictive Covenant.  Due to his employment with the Company and its subsidiaries and affiliates, Executive will have access to the foregoing Confidential Information, which the Company is entitled to protect.  Accordingly, Executive agrees, in consideration for receiving access to such information and for the opportunity to be employed by the Company, its subsidiaries and affiliates,  the sufficiency of which consideration is hereby expressly acknowledged, Executive agrees to not use that information to the disadvantage of the Company and its subsidiaries and affiliates and, accordingly, agrees to be bound and abide by the following post-employment restrictive covenant:

(a)                                  Term and Scope. During his employment with the Company and for a period of two (2) years after his employment ends for whatever reason (whether occasioned by Executive or the Company), Executive shall not render to any Conflicting Organization (as hereinafter defined), services, directly or indirectly, anywhere in the world in connection with any Conflicting Product, except that Executive may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Executive first certifies to the Board of Directors in writing that he has provided a copy of Section 5 of this Agreement to such prospective employer, that such prospective employer is a separate and distinct division of the Conflicting Organization and that Executive will not render services directly or indirectly in respect of any Conflicting Product (as hereinafter defined). Such two-year time period shall be tolled during any period that Executive is engaged in activity in violation of this covenant.

(b)                                 Agreement Not to Solicit Clients or Vendors.  During his employment with the Company, and for a period of two years after his employment ends for whatever reason (whether occasioned by Executive or the Company), Executive shall not, directly or indirectly, divert, solicit, or accept business from any client or prospective client of the Company, its subsidiaries or affiliates that were solicited or serviced directly by Executive, or that Executive supervised, directly or indirectly, in whole or in part, the solicitation or services activities related to such clients or prospects, where Executive received access to Confidential Information pertaining to that client or prospect.  Executive further agrees to not, directly or indirectly, in any way interfere, or attempt to interfere, with the Company’s relationships with any of its actual or potential vendors or suppliers or those of its subsidiaries or affiliates.

(c)                                  Judicial Action. Executive and the Company agree that, if the period of time or the scope of the restrictive covenant not to compete contained in this Section 5.4 shall be adjudged unreasonable in any court proceeding, then the period of time and/or scope shall be reduced accordingly, so that this covenant may be enforced in such scope and during such period of time as is judged by the court to be reasonable. In the event of a breach or violation of this Section 5.4 by Executive, the parties agree than in addition to all other remedies, the Company shall be entitled to equitable relief for specific performance, and Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the covenants contained herein.

(d)                                 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Conflicting Product” means any product, method or process, system or service of any person or organization other than the Company which is related to the areas of disease management, wound care, specialty infusion services, or specialty pharmaceutical services, or the provision or sale of data in respect thereof, that is the same as or similar to or competes with a product, method or process, system or service of or provided by the Company or any of its subsidiaries or affiliates in existence or under development at the time Executive’s employment with the Company terminates or about which Executive acquires Confidential Information.

“Conflicting Organization” means any person or organization which is engaged in disease management, wound care, specialty infusion services, or specialty pharmaceutical services, or the provision or sale of data in respect thereof, and which is, or about to become, engaged in research on or development, production, marketing, licensing, selling or servicing of a Conflicting Product.

5.5                                 Disclosure to Prospective Employers. Executive will disclose to any prospective employer, prior to accepting employment, the existence of Section 5 of this Agreement. The obligation imposed by this Section 5.5 shall terminate two (2) years after termination of Executive’s employment with the Company; provided, however, the running of such two-year period shall be tolled to the extent the covenant not to compete contained in Section 5.4(a) hereof is tolled.

5.6                                 Non-Solicitation. For one (1) year after termination of employment with the Company for any reason, Executive shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company, its subsidiaries or affiliates (as of the Date of Termination) or any person who, as of the Date of Termination, was in the process of being recruited by the Company, its subsidiaries or affiliates or induce any such employee to terminate his or her employment with the Company, its subsidiaries or affiliates.

6.             Agreement to Cooperate.  Executive agrees that he will reasonably cooperate with the Company with respect to any claims, charges or lawsuits brought, or threatened to be brought, against the Company and its agents. Following the end of his employment, Executive agrees to make himself available upon reasonable notice to discuss with the Company and its counsel issues related to claims, charges or lawsuits against the Company.  Executive agrees to appear without subpoena for deposition or testimony at the request of the Company. In the event that Executive is requested by the Company to travel out of town in connection with his agreement to cooperate as provided herein, the Company agrees to reimburse Executive for his costs.

7.             Miscellaneous

7.1                                 Notices. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt, if deposited in a United States Postal Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth below, or at such other address as may be designated in a notice delivered or mailed as herein provided.

To Company:	Curative Health Services, Inc. 150 Motor Parkway Hauppauge, New York 11788 Attention: Nancy F. Lanis, Esq. Executive Vice President, General Counsel and Corporate Secretary

Executive:	Joseph L. Feshbach 110 Atherton Avenue Atherton, CA 94027

7.2                                 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

7.3                                 Modifications; Waiver. No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

7.4                                 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces any and all other agreements, oral or written, including, but not limited to, the Employment Agreement,  Assignment I and Assignment II and/or any other assignments, heretofore made with respect thereto.

7.5                                 Severability. Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Amended and Restated Employment Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

7.6                                 Governing Law. The Executive and the Company agree that New York law shall govern the construction and interpretation of this Agreement which has been negotiated by the parties who have been represented by counsel.  Nothing in this Agreement or the General Release shall be interpreted to mean that New York law shall not govern and control the interpretation of this Agreement.

7.7                                 Assignments. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to him and his rights and interest hereunder may not be assigned, nor may his obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

7.8                                 Attorney Fees. In the event of litigation between the parties, to enforce their respective rights under this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement of the prevailing party’s reasonable attorney’s fees and costs at all levels of trial and appeal.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CURATIVE HEALTH SERVICES, INC.

By:	/s/ Thomas Axmacher
Its:	Executive Vice President and
Chief Financial Officer

Dated:	11/10/04

/s/ Joseph L. Feshbach
Joseph L. Feshbach
Dated:	11/10/04

Exhibit A

November      , 2004

Board of Directors

Curative Health Services, Inc.

150 Motor Parkway

Hauppauge, New York  11788

Re:  Resignation as Director and Officer

Dear Sir or Madam:

Effective as of November 15, 2004 I hereby resign in my capacity as Director and Officer of the following entities:

Entity	Title
Curative Health Services, Inc.	Chief Executive Officer
Critical Care Systems, Inc.	Director
Curative Health Services Co.	Director
Curative Pharmacy Services, Inc.	Director
Curative Health Services of New York, Inc.	Director
Apex Therapeutic Care, Inc.	Director
Optimal Care Plus, Inc.	Director
MedCare, Inc.	Director
eBioCare.com, Inc.	Director
Hemophilia Access, Inc.	Director
Curative Health Services III Co.	Director
Infinity Infusion Care, Ltd.	Director and Manager
Infinity Infusion II, LLC	Chair and Manager
Infinity Infusion, LLC	Chair and Manager

Sincerely,

JOSEPH L. FESHBACH

Exhibit B

MUTUAL GENERAL RELEASE

This Mutual General Release (“General Release”) is made and entered into by Joe Feshbach (“Executive”) and Curative Health Services, Inc. (the “Company”).

WHEREAS, the Company and Executive are parties to a Transition Agreement with an effective date of October 2, 2004 (“Transition Agreement”);

WHEREAS, under the terms of the Transition Agreement, which Executive agrees are fair and reasonable, Executive and the Company have agreed to enter into this General Release;

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1.             Release by Executive.  For the consideration expressed in the Transition Agreement and except as otherwise set forth herein, Executive does hereby fully and completely release, discharge, covenant not to sue and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against the Releasees, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this General Release.  For purposes of this General Release, the “Releasees” means collectively the Company, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, counsel, executives, insurers, and each and all thereof.

Executive understands and accepts that his release of claims includes any and all possible statutory claims, including but not limited to claims based upon:  Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Executive Retirement Income Security Act; the Minnesota Human Rights Act; the Minneapolis Code of Ordinances; the N.Y. Executive Law, or any other federal, state or local statute, ordinance or law.  Executive also understands that he is giving up any and all other claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, including but not limited to those grounded in contract (including but not limited to any claims under the Employment Agreement or any assignment thereto) or tort theories, including but not limited to:  wrongful discharge; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; sexual harassment; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; claims for unpaid compensation (including, but not limited to any claim for severance) or any other theory, whether legal or equitable.

Executive further understands that he is releasing, and does hereby release, any claims for

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damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees.  Executive also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

This General Release does not apply to any claims arising from the Company’s prospective obligations under the Transition Agreement, under any Stock Option Award Agreements, any Restricted Stock Agreement or under any employee benefit plans or programs in which Executive participates under Section 3.2, if applicable, following the date on which Executive signs this General Release.

2.             Paragraph 1542.  The Company and Executive each waive each other from and relinquish all rights and benefits afforded by Paragraph 1542 of the Civil Code of California, and do so understanding and acknowledging the significance and consequences of such waiver of Paragraph 1542, except that the Company does not waive Executive from any claims by third-parties, whenever and wherever such claims may arise and regardless of whether such claims were known or unknown, suspected or unsuspected, revealed or hidden, or developed or undeveloped through the date on which the Company signs this General Release.  Paragraph 1542 of the Civil Code of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Paragraph 1542, and for the purpose of implementing a full and complete release and discharge of Releasees, the Company and Executive each expressly acknowledge that this General Release is also intended to include in its scope, without limitation, all claims that the Company and Executive does not know of or expect in its or his favor at the time either party signs this General Release except that the Company does not waive Executive from any claims by third-parties, whenever and wherever such claims may arise and regardless of whether such claims were known or unknown, suspected or unsuspected, revealed or hidden, or developed or undeveloped through the date on which the Company signs this General Release and that this General Release contemplates the extinguishment of any such claim or claims except as expressly provided herein.

Notwithstanding the inclusion of this language, Executive and the Company agree that New York law shall govern this General Release which has been negotiated by the parties who have been represented by counsel.  Nothing in this General Release shall be interpreted to mean that New York law shall not govern and control the interpretation of this General Release.

3.             Representation by Executive.  Executive represents and warrants that, to the best of his knowledge, he has not engaged in any activities during his employment which would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law, or any conduct contrary to company policy.  In executing this

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General Release, the Company has relied on the representations by Executive in this Section 3 which representations are a material term of this General Release.

4.             Release by Company.  Except for those prospective obligations created by or arising out of the Transition Agreement or, as set forth herein, any claims by third-parties, whenever and wherever such claims may arise and regardless of whether such claims were known or unknown, suspected or unsuspected, revealed or hidden, or developed or undeveloped through the date on which he Company signs this General Release, the Company (which for purposes of this Section 4 shall include the Company and its affiliates, subsidiaries, and related entities) releases and discharges, and covenants not to sue, Executive from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or services as a director with the Company or any other occurrences, actions, omissions or claims whatsoever, known or unknown, suspected or unsuspected, which the Company now owns or holds or has at any time heretofore owned or held as against Executive up through the date on which it signs this General Release.

Neither this Mutual General Release nor the Transition Agreement shall modify, expand or reduce any obligation of the Company, if such obligation exists, to indemnify Executive from any claims arising out of the performance of his services as an employee, officer or director of the Company (including any of its affiliates, subsidiaries and related entities), as provided by applicable law and in accordance with the Company’s by-laws.

5.             Rescission.  Executive has been informed of his right to rescind this General Release by written notice to the Company within fifteen (15) calendar days after the execution of this General Release.  Executive has been informed and understands that any such rescission must be in writing and delivered to the Company by hand, or sent by mail within the 15-day time period.  If delivered by mail, the rescission must be:  (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested, to Curative Health Services, Inc. 150 Motor Parkway, Hauppauge, New York 11788, Attention: Nancy F. Lanis, Esq.

6.             Acceptance Period; Advice of Counsel.  The terms of this General Release will be open for acceptance by Executive for a period of 21 days, during which time Executive may consider whether or not to accept this General Release.  Executive agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period.  Executive is hereby advised to seek the advice of an attorney regarding this General Release, which he has done.

7.             Binding Agreement.  This General Release shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and permitted assigns.

8.             Representation.  Executive hereby acknowledges and states that he has read this General Release.  Executive further represents that this General Release is written in language which is understandable to him, that he fully appreciates the meaning of its terms, and that he enters into this General Release freely and voluntarily.

9.             Governing Law.  The Executive and the Company agree that New York law shall

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govern the construction and interpretation of this General Release which has been negotiated by the parties who have been represented by counsel.  Nothing in this General Release shall be interpreted to mean that New York law shall not govern and control the construction and interpretation of this General Release.

IN WITNESS WHEREOF, the Parties, after due consideration, have authorized, executed, and delivered this General Release.

CURATIVE HEALTH SERVICES, INC.

By:
Name:
Title:
Dated:

EXECUTIVE

Joseph L. Feshbach
Dated:

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Exhibit C

RESTRICTED STOCK AWARD AGREEMENT

[Please see exhibit 10.2]